MEDIA CONTACT: Donna Weaver, VP Corp. Comm., 212.329.8072, or donna.weaver@kellwood.com.	FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, 314.576.3437, or roger_joseph@kellwood.com. W. Lee Capps III, Chief Operating Officer & CFO, 314.576.3486, or wlc@kellwood.com.

FOR IMMEDIATE RELEASE – REVISED 8:00PM CT

KELLWOOD REPORTS THIRD QUARTER RESULTS IN LINE WITH GUIDANCE

And Reconfirms Previous Guidance for the Fiscal Year

Company Announces Accounting Restatement – Nominal Impact on Fiscal 2005

ST. LOUIS, MO., December 1, 2005 – Kellwood Company [NYSE:KWD] today reported results for the third quarter and first nine-month period ended October 29, 2005, according to Robert C. Skinner, Jr., president and chief executive officer.

Sales from continuing operations for the third quarter decreased $84 million to $587 million, as compared to $671 million last year. Net earnings for the third quarter were $16.2 million or $0.60 per diluted share. For the third quarter, on an ongoing basis, (excluding the impairment, restructuring charges, repatriation tax benefit and losses from businesses that the Company has plans to exit):

•	Net sales totaled $549 million, declining $70 million from $619 million in the third quarter of fiscal 2004;
•	Net earnings were $17.1 million, or $0.64 per diluted share.

By segment, on an ongoing basis for the third quarter sales were down 11% in women’s sportswear to $346.6 million and down 19% in men’s sportswear sales to $131.6 million. This was partially offset by a 6% increase in other soft goods sales to $71.2 million.

Mr. Skinner stated, “Our third quarter results were in line with our expectations. During the quarter we made solid progress toward meeting our restructuring and brand goals. We announced the sale of our David Brooks and Dotti brands with the remaining work on our other businesses targeted for sale or closure going smoothly. We were pleased to report that our third quarter restructuring charge was $20 million below our forecast, and we believe that upon completion of the restructuring program, costs will be well within the $225 million charge we announced in August.

Regarding our brand initiatives, we were equally pleased to have attracted top industry talent to Kellwood this quarter,” Mr. Skinner added. “Earlier this week, we announced a new Vice President of Design for Calvin Klein Women’s Better Sportswear and earlier in the third quarter we announced two key hires in our Sag Harbor division, a President of Sales and Marketing and a Vice President of Design. Finally, we have upgraded the talent for our re-launch of O’ Oscar by adding both a new President and Vice President of Design. We believe we will benefit greatly from the knowledge and expertise that each of these executives has in the apparel industry, complementing the work that is already underway. While we recognize that the retail environment remains challenging, we believe we are positioned to meet our fourth quarter goals and remain committed to a strategy that results in improved performance and enhances shareholder value in the near and long term.”

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Kellwood ended the quarter with considerable liquidity. At October 29, 2005, cash and marketable securities increased by $52 million to $261 million from $209 million, at October 30, 2004.

Under Kellwood’s share buyback program, the company repurchased 2.2 million shares through October 29, 2005 at an average price of $24.99 per share completing approximately 80% of the Board approved program. The Company repatriated $90 million of foreign earnings in the third quarter as part of the 2004 American Jobs Creation Act.

Sales from continuing operations for the first nine months of fiscal 2005 were $1.714 billion, declining 7% from $1.833 billion in the first nine months of fiscal 2004. For the first nine months of fiscal 2005, on an ongoing basis, (excluding the impairment, restructuring and related non-recurring charges, repatriation tax benefit and losses from businesses that the Company plans to exit) net sales totaled $1.591 billion, declining 7% from $1.704 billion in the first nine months of fiscal 2004.

The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable December 23, 2005 to shareholders of record December 12, 2005.

Accounting Restatement

Kellwood Company has determined that its methods used at a regional accounting center to accrue for freight, duty and agents’ commission costs related to imports of goods resulted in the understatement of liabilities. The Company identified this issue after the regional accounting center was centralized into the Company’s financial services operations in St. Louis and subsequent review of accounting processes. The accounting error caused an understatement of cost of goods sold in prior periods, resulting in a cumulative overstatement of net income of approximately $5 million as of July 30, 2005. As a result, the Company plans to restate its financial statements for the first two quarters of fiscal 2005 and prior fiscal years, including 2002, 2003 and 2004. The Company also plans to record a $2.5 million (after tax) liability for a Death Benefit program previously deemed immaterial as of January 31, 2004. The restatement for both of these items is expected to reduce net income in the first two quarters of 2005 by less than $0.01 per share. Previously issued financial statements for the first two quarters of 2005 and fiscal years 2002, 2003 and 2004 and related auditors’ reports should not be relied upon until the restatement is complete.

The Company anticipates completing its review of the effects of the restatement on the year-to-date results for 2004 and 2005 prior to filing its Quarterly Report on Form 10-Q for the period ended October 29, 2005 by the extended filing date of December 13, 2005. The Company expects to file amended Forms 10-QA for the first two quarters of 2005 and an amended Form 10-KA for fiscal 2005 in January 2006.

The decision to restate prior financial statements based on these matters was made by the Company on December 1, 2005, upon recommendation of the Audit Committee. The Company has discussed this with its independent registered public accounting firm.

The Company is in process of reviewing the circumstances underlying the restatement and has enhanced its procedures for the recording of freight, duty and agents’ commissions. The Company is in the process of evaluating whether this accounting error was the result of a material weakness in its internal control over financial reporting.

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Guidance

For the fourth quarter, the Company estimates sales of approximately $525 million, which includes $50 million in discontinued/exited businesses, as compared to actual sales of $592 million in the fourth quarter last year. Net loss for the fourth quarter of fiscal 2005 is currently expected to approximate $(38.0) million, or $(1.47) per diluted share. On an ongoing basis and prior to restructuring and non-recurring charges, the Company expects fourth quarter sales of approximately $475 million versus $480 million last year and net earnings of approximately $5.9 million, or $0.23 per diluted share, in-line with prior guidance. (See table on page 5). While downward pressure on gross margins is anticipated in the fourth quarter, a lower share count and a net reduction in non-operating expenses are expected to offset the impact on ongoing net earnings per share.

For the fiscal 2005 year, the Company expects sales of about $2.35 billion, which includes $288 million in discontinued/exited businesses. This compares to actual fiscal 2004 sales of $2.56 billion. The Company’s current sales guidance for the year includes sales from divisions and brands that will be exited or restructured. Sales for Kellwood’s ongoing operations are forecasted to be approximately $2.07 billion versus $2.2 billion last year. The Company anticipates that fully diluted shares will approximate 27.1 million for fiscal 2005.

Conference Call Information

The Company will conduct a conference call, tomorrow, Friday, December 2, 2005 at 10:00 a.m. ET. If you wish to participate you may do so by dialing 800-817-4887. This call will be webcast to the general public and can be accessed via Kellwood’s website at www.Kellwood.com.

Kellwood (NYSE:KWD) is a marketer of apparel and consumer soft goods with sales in excess of $2 billion. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.Kellwood.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "planned", "should", "anticipate" and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without limitation: changes in the retail environment; an economic downturn in the retail market, including deflationary pressures; economic uncertainty due to the elimination of quotas on Chinese imports; a decline in the demand for the Company's products; the lack of customer acceptance of the Company’s new designs and/or product lines; the increasingly competitive and consolidating retail environment; financial or operational difficulties of customers or suppliers; disruptions to transportation systems used by the Company or its suppliers; continued satisfactory relationships with licensees and licensors of trademarks and brands; ability to generate sufficient sales and profitability related to licenses containing minimum royalty payments; the ability to successfully complete the restructuring plan; the economic impact of uncontrollable factors, such as terrorism and war; the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions); stable governments and business conditions in the countries where the Company's products are manufactured; the impact of acquisition activity and the ability to effectively integrate acquired operations; and changes in the Company's strategies and expectations. These risks are more fully described in the Company's periodic filings with the SEC. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

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KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

(Amounts in thousands, except per share data)

Three Months Ended

10/29/2005

Net sales by segment:

Women’s Sportswear	$353,660
Men’s Sportswear	162,600
Other Soft Goods	71,200
Total net sales	587,460

Costs and expenses:

Cost of products sold	461,148

Selling, general and

administrative expenses	87,567
Amortization of intangible assets	2,572

Impairment, restructuring and

related non-recurring charges	8,669
Interest expense, net	5,831
Other (income) and expense, net	(408)
Earnings before income taxes	22,081

Income tax provision	(7,119)

Net earnings from continuing operations	14,962

Net earnings (loss) from discontinued

operations, net of tax	1,226

Net earnings	$16,188

Weighted average shares outstanding:

-Basic	26,739
-Diluted	26,799

Earnings per share – basic:

Continuing operations	0.56
Discontinued operations	0.05
Net Earnings	$0.60

Earnings per share – diluted:

Continuing operations	0.56
Discontinued operations	0.05
Net Earnings	$0.60

ADD FOUR

Use of Non-GAAP Financial Measures

In addition to providing financial results and guidance in accordance with GAAP, the Company has provided non-GAAP adjusted earnings per share information for its fiscal 2005, third quarter and fourth quarter and full year fiscal 2005 guidance in this release. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company’s actual and expected results for its fiscal 2005 third quarter and fiscal 2005 fourth quarter are as follows:

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Third Quarter

Summary of Results for FY2005 and September 1 Guidance

The following table summarizes net sales, operating earnings (1), net earnings and earnings per share from Kellwood’s ongoing business units, exited business units and non-recurring charges included in continuing operations.

FY2005 Actuals
Operating
Net Sales	Earnings (1)	Net Earnings	Diluted EPS

Continuing Operations:

Ongoing Operations	$549,361	$33,104	$17,075	$0.64
Exited Businesses and
Non-Recurring Charges	38,098	(3,029)	(2,112)	(0.08)
Amortization of Intangibles (2)	-	(2,572)	-	-

Total Continuing Operations	$587,460	$27,504	$14,962	$0.56

September 1, 2005 Guidance
Operating
Net Sales	Earnings (1)	Net Earnings	Diluted EPS

Continuing Operations:

Ongoing Operations	$555,000	$33,000	$15,600	$0.57
Exited Businesses and
Non-Recurring Charges	39,000	(14,800)	(10,550)	(0.39)
Amortization of Intangibles (2)	-	(3,900)	-	-

Total Continuing Operations	$594,000	$14,300	$5,050	$0.18

(1) Operating earnings for the operations of ongoing and exited business units is a non-GAAP measure that differs from GAAP operating earnings in that it excludes restructuring and related non-recurring charges and amortization of intangibles. Operating earnings for the operations of ongoing and exited business units should not be considered as an alternative to GAAP operating earnings. Operating earnings before amortization and restructuring and related non-recurring charges is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s business units and segments. Management believes the comparison of operating earnings before amortization and restructuring and non-recurring related charges between periods is useful in showing the interaction of changes in sales, gross profit and general and administrative expenses. Operating earnings before amortization and restructuring and non-recurring related charges may not be comparable to any similarly titled measure used by another company.

(2) Intangibles amortization is not included in operating earnings for the operations of ongoing and exited business units. It is included in net earnings for these business units. See footnote (1) for further discussions of the presentation of operating earnings for the operations of ongoing and exited business units.

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Fourth Quarter

December 1 Guidance

The following table summarizes net sales, operating earnings (1), net earnings and earnings per share from Kellwood’s ongoing business units, exited business units and non-recurring charges included in continuing operations.

December 1, 2005 Guidance
Operating
Net Sales	Earnings (1)	Net Earnings	Diluted EPS

Continuing Operations:

Ongoing Operations	$476,300	$17,700	$5,900	$0.23
Exited Businesses and
Non-Recurring Charges	23,600	(52,200)	(36,500)	(1.42)
Amortization of Intangibles (2)	-	(2,500)	-	-
Total Continuing Operations	$499,900	$(37,000)	$(30,600)	$(1.19)

(1) Operating earnings for the operations of ongoing and exited business units is a non-GAAP measure that differs from GAAP operating earnings in that it excludes restructuring and related non-recurring charges and amortization of intangibles. Operating earnings for the operations of ongoing and exited business units should not be considered as an alternative to GAAP operating earnings. Operating earnings before amortization and restructuring and related non-recurring charges is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s business units and segments. Management believes the comparison of operating earnings before amortization and restructuring and non-recurring related charges between periods is useful in showing the interaction of changes in sales, gross profit and general and administrative expenses. Operating earnings before amortization and restructuring and non-recurring related charges may not be comparable to any similarly titled measure used by another company.

(2) Intangibles amortization is not included in operating earnings for the operations of ongoing and exited business units. It is included in net earnings for these business units. See footnote (1) for further discussions of the presentation of operating earnings for the operations of ongoing and exited business units.

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